Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 1, 2013 relating to the financial statements and financial highlights which appears in the September 30, 2013 Annual Report to the Board of Directors and Shareholders of the FMI Focus Fund (the “Predecessor Fund”), which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin

November 25, 2013